Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 650 Town Center Drive, 10th Floor Costa Mesa, California 92626-1993 714.513.5100 main 714.513.5130 fax www.sheppardmullin.com

May 18, 2023

Southern California Bancorp

12265 El Camino Real, Suite 210

San Diego, California 92130

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Southern California Bancorp, a California corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”), registering in connection with the registration of up to 2,251,094 shares of common stock, no par value per share, of the Company (the “Shares”), which are to be issued by the Company pursuant to its Southern California Bancorp 2019 Equity Incentive Plan, as amended (the “Plan”). This Opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

As counsel to the Company, we have reviewed certain corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares and the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of such corporate records, documents, agreements or other instruments of the Company and of public officials as we have deemed necessary or advisable for purposes of this opinion. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have entirely relied upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

Subject to the foregoing, it is our opinion that the Shares to be issued by the Company under the Plan have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award agreements, will be validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of California and no opinion is expressed as to the laws of any other jurisdiction. This opinion is as of the date hereof and its based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

SHEPPARD,MULLIN, RICHTER & HAMPTON LLP

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